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                                  THE HARTFORD

GUARANTEED MINIMUM WITHDRAWAL BENEFIT ("GMWB") RIDER

The benefits provided by this Rider are subject to the terms and conditions described below. There are no benefits available under this Rider prior to the Benefit Eligibility Date shown in the Policy Specifications. Benefits are available on or after the Benefit Eligibility Date once the Benefit Eligibility Test is met and continue to be available until You request any one of the Policy transactions described below under Policy Transactions that Cause the GMWB to Become Unavailable. In addition, certain Policy transactions will cause the GMWB to be reset as described under the GMWB Reset provision. The benefits provided by the Rider are described below.

THE BENEFITS

GUARANTEED MINIMUM WITHDRAWAL BENEFIT ("GMWB")

The GMWB is the amount of Withdrawal that is guaranteed to be available each Policy Month until the then current Benefit Balance is exhausted.

RESIDUAL DEATH BENEFIT

This benefit assures that the Death Benefit under the Policy will never be less than the current Benefit Balance on the first Monthly Activity Date that the Benefit Eligibility Test is met times the Residual Death Benefit Percentage shown in the Policy Specifications, regardless of the reduction in the Policy's Face Amount resulting from Withdrawals. Refer to the Residual Death Benefit provision for details on how and when it is calculated.

WAIVER OF COSTS

On each Monthly Activity Date following the Benefit Eligibility Date, if the GMWB is available and the Account Value less Indebtedness is insufficient to satisfy the Monthly Deduction Amount, We will waive the portion of such deduction which exceeds the Account Value less Indebtedness to keep the Policy from going into default.

DEFINITIONS

The definitions in this section apply to the following terms whenever and wherever they appear in this Rider.

BENEFIT BALANCE: -- the total amount of future Withdrawals that are guaranteed to be available as long as the Benefit Eligibility Test is met. It is selected by You at the time of application for this Rider based on Our rules then in effect and can never exceed the initial Face Amount of the Policy. The Benefit Balance on the Benefit Eligibility Date is shown in the Policy Specifications. On subsequent Monthly Activity Dates, the Benefit Balance is the lesser of:

       1. the Benefit Balance as of the prior Monthly Activity Date less any Withdrawals taken under the Policy during the Policy Month; or

       2.   the then current Face Amount.

BENEFIT ELIGIBILITY DATE: -- the first date on which Rider benefits may become available. The Benefit Eligibility Date is shown in the Policy Specifications.

GMWB TARGET VALUE: -- the minimum Account Value that is required in order to qualify for benefits under this Rider. The GMWB Target Value is subject to change prior to the Benefit Eligibility Date as a result of certain transactions made under the Policy in accordance with the Impact of Policy Transactions on Rider provision. It will also change on or after the Benefit Eligibility Date if cumulative Withdrawals in the previous Policy Month exceed the GMWB in accordance with the GMWB Target Value Reset provision. The GMWB Target Value on the Benefit Eligibility Date is shown in the Policy Specifications.

POLICY MONTH: -- the period of time beginning on a Monthly Activity Date and ending on the day immediately prior to the next following Monthly Activity Date.

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DEFINITIONS (CONTINUED)

THE GMWB: -- on the Benefit Eligibility Date, the GMWB is the lesser of:

       1. the then current Benefit Balance times the GMWB Percentage shown in the Policy Specifications; or

       2.   the Maximum Monthly GMWB shown in the Policy Specifications.

Thereafter, the GMWB will be reduced in accordance with the GMWB Reset provision.

Death Proceeds payable under the Policy will be reduced by any Withdrawals paid by Us after the date of death of the Insured.

WHEN THE GMWB IS AVAILABLE

The GMWB is available once We perform a Benefit Eligibility Test and the test is met. The GMWB will continue to be available until You request any one of the Policy transactions described below under Policy Transactions that Cause the GMWB to Become Unavailable.

BENEFIT ELIGIBILITY TEST

The Benefit Eligibility Test is met if, on the date it is performed:

       1.   the Account Value equals or exceeds the then current GMWB Target
            Value;

       2.   the Death Benefit Option is Death Benefit Option A (Level);

       3.   there is no Indebtedness under the Policy;

       4. We have Your written instructions in Our files to transfer 100% of the Account Value to the Fixed Account. We will then transfer such value in accordance with applicable provisions of the Policy to which this Rider is attached;

       5. no benefits resulting from chronic illness of the insured under any accelerated death benefit rider or long term care rider attached to the Policy are owed to You or being processed by Us on that date; and

       6. the date is not within a benefit period covered under an annual lump sum payment made to You as a result of chronic illness of the insured under any accelerated death benefit rider attached to the Policy.

WHEN THE BENEFIT ELIGIBILITY TEST IS PERFORMED

The first Benefit Eligibility Test will be performed on the Benefit Eligibility Date and on subsequent Monthly Activity Dates until the GMWB is available or the Rider terminates as described under Rider Termination.

If You request any one of the Policy transactions described below that cause the GMWB to become unavailable, We will perform a Benefit Eligibility Test on each subsequent Monthly Activity date following such transaction until the GMWB is available or the Rider terminates as described under Rider Termination.

For purposes of satisfying the Benefit Eligibility Test, if Your Death Benefit Option on or after the Benefit Eligibility Date is anything other than Death Benefit Option A, We will allow you to change it to Death Benefit Option A without evidence of insurability regardless of what Death Benefit Option is in effect at that time to become eligible for benefits. The Face Amount after the change will equal the amount available as a Death Benefit immediately prior to the change.

POLICY TRANSACTIONS THAT CAUSE THE GMWB TO BECOME UNAVAILABLE

The GMWB will become unavailable when any of the following Policy transactions occur:

       1.   You change Your Death Benefit option;

       2.   You take a loan;

       3. cumulative Withdrawals in a Policy Month exceed the GMWB. In this event, the GMWB will be reset as described under the GMWB Reset provision;

       4. We process a request to accelerate benefits due to the Insured's chronic illness under an accelerated death benefit rider or long term care rider attached to the Policy; or

       5. We receive Your instructions to transfer all or a portion of the Account Value from the Fixed Account.

RESIDUAL DEATH BENEFIT

The Residual Death Benefit will be established on the first Monthly Activity Date that the Benefit Eligibility Test is met and before a GMWB is taken under this Rider. It is equal to the then current Benefit Balance times the Residual Death Benefit Percentage shown in the Policy Specifications.

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RESIDUAL DEATH BENEFIT (CONTINUED)

However, if, on the Benefit Eligibility Date:

       1. benefits due to the Insured's chronic illness are owed to You or being processed by Us on that date under any accelerated death benefit rider or long term care rider attached to the Policy; or

       2. the date is within a benefit period covered under an annual lump sum payment made based on the Insured's chronic illness under any accelerated death benefit rider attached to the Policy,

a Residual Death Benefit will be established on that date provided the Account Value exceeds the GMWB Target Value and there is no Indebtedness.

IMPACT OF POLICY TRANSACTIONS ON RIDER

Certain transactions under the Policy prior to and on or after the Benefit Eligibility Date will impact the Rider as described below. We will send You new Policy Specification pages, or a Policy endorsement, which will reflect any changes that are affected by the requested transaction.

PRIOR TO THE BENEFIT ELIGIBILITY DATE

FACE AMOUNT INCREASES OR DECREASES

Face Amount increases under the Policy will result in an increase in the GMWB Target Value. Face Amount decreases will result in a decrease in the GMWB Target Value and will cause the Benefit Balance to be reduced to the Policy's then current Face Amount on any Monthly Activity Date the Benefit Balance exceeds the Face Amount.

INSURANCE CLASS CHANGES

Insurance class changes will likely result in an increase in future monthly rider rates and a decrease to the GMWB Target Value. Any change is based on such factors as the Insured's age, gender and insurance class at the time of the class change.

RIDERS ON POLICY

Acceleration of a portion of the Death Benefit due to the Insured's chronic illness under any accelerated death benefit rider or long term care rider that may be attached to the Policy will cause the Benefit Balance to be reduced to the Policy's then current Face Amount on any Monthly Activity Date the Benefit Balance exceeds the Face Amount.

If other riders are added to the Policy or there are increases to benefits provided by riders attached to the Policy, the GMWB Target Value will increase if the charges for such riders extend beyond the Benefit Eligibility Date. If other riders are removed from the Policy or there are decreases to benefits provided by riders attached to the Policy the GMWB Target Value will decrease if the charges for such riders extend beyond the Benefit Eligibility Date.

ON OR AFTER THE BENEFIT ELIGIBILITY DATE

WITHDRAWALS LESS THAN OR IN EXCESS OF THE GMWB

While the GMWB is available, You may withdraw less than the GMWB, subject to Our minimum rules then in effect. Withdrawing a lesser amount could extend the period for which You can take monthly Withdrawals. You may also withdraw more than the GMWB. However, withdrawing a greater amount will cause the GMWB to be reset as described below and will be subject to the Policy Transactions that Cause the GMWB to Become Unavailable provision.

GMWB RESET

The GMWB will be reset on a Monthly Activity Date when any of the following occur in the previous Policy Month:

       1.   cumulative Withdrawals in a Policy Month exceed the GMWB;

       2. Withdrawals are taken in a Policy Month that the GMWB is not available;

       3.   the Policy's Face Amount is decreased at Your request; or

       4. a portion of the Death Benefit is accelerated under any accelerated death benefit rider or long term care rider that may be attached to the Policy;

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IMPACT OF POLICY TRANSACTIONS ON RIDER (CONTINUED)

The new GMWB will equal the lesser of:

       1. the then current Benefit Balance times the GMWB Percentage shown in the Policy Specifications; or

       2.   the Maximum Monthly GMWB shown in the Policy Specifications.

If the GMWB exceeds the then current Benefit Balance, the GMWB will be reset to equal the then current Benefit Balance.

GMWB TARGET VALUE RESET

The GMWB Target Value will be reset on a Monthly Activity Date when cumulative Withdrawals in the previous Policy Month exceed the GMWB. The new GMWB Target Value will equal:

       1.   the GMWB Target Value shown on the Policy Specifications; divided by:

       2.   the Benefit Balance shown on the Policy Specifications; times

       3.   the current Benefit Balance after the Withdrawal.

WITHDRAWALS

In Policy Months in which the GMWB is available, the Withdrawals provision of the Policy is modified such that:

       1. the minimum Withdrawal allowed is the lesser of $500 or the GMWB amount;

       2. the Face Amount of the Policy will be reduced by the amount of any Withdrawals taken; and

       3.   no charge will be assessed on Withdrawals.

GENERAL PROVISIONS

RIDER CHARGE

The charge for the GMWB Rider for any Monthly Activity Date is equal to:

       1. the Maximum Monthly GMWB Rider Charge Rate shown in the Policy Specifications; multiplied by

       2.   the GMWB Rider amount at risk; divided by

       3.   $1,000.

On any Monthly Activity Date, the GMWB Rider amount at risk equals the current Benefit Balance minus the Account Value on that date prior to assessing the Monthly Deduction Amount.

The Rider charge will automatically be deducted on each Monthly Activity Date from the Account Value as part of the Monthly Deduction Amount.

RIDER TERMINATION

This Rider will terminate on the earliest of the following dates:

       1.   the date the Policy terminates;

       2.   the date We receive Your request to cancel it; or

       3. the date we approve a request, In Writing, from You to accelerate the Death Benefit for reason of diminished life expectancy of the Insured as may be provided under an accelerated death benefit rider attached to the Policy.

REINSTATEMENT

You may reinstate this Rider as part of Your Policy if the Policy is terminated and reinstated. Such reinstatement will be subject to all terms and conditions of the Policy to which it is attached. However, if You cancel this Rider while the Policy remains in-force, it may not be reinstated.

This Rider is part of the Policy to which it is attached and, except as noted above, it is subject to all of the terms, conditions and limitations of the Policy. The Rider Date and Date of Issue are shown in the Additional Benefits and Rider section of the Policy Specifications. Terms not defined herein are defined in the Policy.

Signed for HARTFORD LIFE AND ANNUITY INSURANCE COMPANY BY

[
     /s/ Terence Shields
     -----------------------------------
     TERENCE SHIELDS], CORPORATE
     SECRETARY

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